EXHIBIT 99.1

Just Energy Completes Sale Transaction; Emerges from CCAA with Strengthened Balance Sheet and Focus on Growth

TORONTO and HOUSTON, Dec. 19, 2022 (GLOBE NEWSWIRE) --  Just Energy Group Inc. and Just Energy (U.S.) Corp. (“Just Energy” or the “Company”), a retail provider specializing in electricity and natural gas commodities and bringing energy efficient solutions and renewable energy options to customers, today announced that it has closed its previously announced sale transaction completed in connection with Just Energy’s proceedings under the Companies’ Creditors Arrangement Act (Canada) (“CCAA”). The Company emerges from the process with a new ownership group, strengthened balance sheet and a continued focus on growth.

“With the closing of this transaction, the Company can return its full focus to what it does best, providing high-quality services and growing our business,” said Interim President and Chief Executive Officer Michael Carter. “Our relationships with our customers, suppliers, vendors and employees have always been our focus and we look forward to enhancing all of these relationships as we move forward with our business plan.”

Under the new ownership group, the Company will continue to provide the same level of high-quality care and value for our customers.

Effective on completion of the transaction, the Company is no longer a reporting issuer in Canada and is no longer subject to the CCAA proceedings.

About Just Energy Group Inc.

Just Energy is a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions, carbon offsets and renewable energy options to customers. Operating in the United States and Canada, Just Energy serves residential and commercial customers. Just Energy is the parent company of Amigo Energy, Filter Group, Hudson Energy, Interactive Energy Group, Tara Energy, and Terrapass. Visit Justenergy.com to learn more.

FOR FURTHER INFORMATION PLEASE CONTACT:

Just Energy
pr@justenergy.com

Media
Holly Winter
Longview Communications
Phone: 416-454-7595
hwinter@longviewcomms.ca

Source: Just Energy Group Inc.